Exhibit 99(i)

EDITED VERSION OF REMARKS DELIVERED BY FREDERICK H. WADDELL,

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AT THE

ANNUAL MEETING OF STOCKHOLDERS

OF NORTHERN TRUST CORPORATION

HELD APRIL 19, 2011

While the votes are being counted, I would like to provide you with a brief overview of the financial performance of Northern Trust in 2010, as well as our first quarter 2011. I will then review our very strong competitive positioning and demonstrate how we are investing in our businesses from a position of strength and for future growth. I’ll close with a few perspectives on our stock price performance and then touch on the importance of our strong legacy of leadership.

Let me begin by briefly reviewing the financial performance of Northern Trust in 2010 and in the first quarter of 2011. In the current economic climate, there are numerous cross-currents that are impacting our financial performance. Most of these issues, quite frankly, are not helpful to our company. While equity markets have improved, our revenues continue to be negatively impacted by extremely low interest rates, weak economic conditions and lower volatility in currency markets. Despite these challenging conditions, we achieved net income last year of $670 million, or $2.74 per share.

Throughout this economic cycle, our leaders throughout the company have been focusing on the things that are within our control: serving our clients well and building our franchise for the future.

In 2010, we achieved record net new business results in our Corporate & Institutional Services business, and for our Personal Financial Services business, last year was the 2nd best year in the last decade in terms of net new business, second only to 2008 when we experienced a flight to safety at the height of the financial crisis.

We continue to invest in our capabilities to serve all of our clients – putting $518 million of capital into technology in 2010.

Our strong capital position and continuing profitability allowed us to return capital to our shareholders via a dividend for the 114th consecutive year. We also put our capital to use to augment the capabilities we deliver to our clients. For example, we acquired Los Angeles-based Waterline Partners in November, and in February of 2011, we announced our intention to acquire the securities services business of Bank of Ireland. We continue to look at a variety of potential acquisitions that will help Northern Trust to enter new markets and to deliver additional services to our clients.

In sum, while our results reflect environmental conditions, we have had great success focusing on our clients, investing for the future and growing our business.

The macroeconomic environment continued to influence the results we reported for the first quarter of 2011. In light of the fact that revenues were essentially flat compared with the prior year’s first quarter, we managed expenses and were pleased – in the context of the challenging environment – to report bottom line net income of $151 million. We continue to build our franchise and are winning excellent clients around the world, something I’ll discuss in more depth later in my remarks.

The level of assets that we custody and manage on behalf of our clients is an important metric for Northern Trust. All of our key client asset categories posted solid increases in 2010 and into the first quarter of 2011. Market improvement, as well as our efforts with clients – both new and existing – are driving this performance. As has been the case for a long time, when considered across a variety of market and economic cycles, our asset accumulation rates have continued to outperform the markets, a testament to our success at winning new clients and expanding existing relationships.

The strength of our balance sheet continues to positively impact our brand and competitive positioning. The securities portfolio on our balance sheet has long been managed in a conservative fashion – a differentiating factor against almost all of our competitors. It is a high quality, short duration portfolio, with 85% invested in U.S. Treasury, Agency and triple-A rated securities.

As a relationship-oriented bank, we also maintain a diversified loan portfolio, with the majority of our loans coming from our personal clients. Our loan portfolio is – and has been – high quality, reflective of our conservative underwriting standards. While not immune to the broader economic deterioration that has affected some of our clients, this lending philosophy has allowed us to maintain loan quality statistics that are significantly better than our banking industry peer group. Our nonperforming loan ratio is about one-third that of the peer group average. Similarly, our net charge-offs in the fourth quarter were one-fourth that experienced on average by the largest banks in the United States. The quality of our loan portfolio continues to profile well compared with others – which is and has been a differentiating characteristic of Northern Trust.

Fundamental to our success has been Northern Trust’s commitment to the maintenance of strong capital levels, with ratios that are well above the regulatory designation of “well capitalized.” We have steadily built our equity capital, posting an impressive compound annual growth rate of 11% since the year 2001. This conservative capital philosophy has been a key differentiator throughout the financial crisis. Recall that Northern Trust was one of only two large banks in the United States that did not cut our dividend during the financial crisis – something we were able to do because of our capital strength and our continuing earnings.

Let me review the strategic and competitive positioning of Northern Trust in what we believe are great businesses. I’ll share with you how we are investing for the future and highlight a few success stories that demonstrate how our strong positioning is resonating in the marketplace.

Let me start with PFS, which is the 121 year heritage of Northern Trust. From our footprint of 78 offices in 18 states, we are in close proximity to over 50% of U.S. millionaire households. And, we will be opening a new office in Washington, D.C. this summer to serve that attractive target market (the fastest growing millionaire market in the United States today). Our record of growth in the private client business has been strong. Assets under management have grown at a compound annual growth rate of 7% across the last decade – growth that is meaningfully better than the market’s performance over the same time period.

We’re investing for the future in PFS across multiple fronts. One of the important avenues to growth in this business is bringing talent on board to help us grow. As I mentioned earlier, our office footprint positions us very well in our target markets, but we need more talent in the marketplace to capitalize on the opportunity that’s out there. Last year, we added 35 seasoned professionals in markets throughout the United States. We also recently acquired Los Angeles based Waterline Partners, as I mentioned earlier, and we’re very excited that Jeff Coyle and his team have joined Northern Trust in our Los Angeles and San Francisco offices. Waterline is a firm that is highly regarded for its holistic approach to wealth management, making it an excellent fit with our client-focused investment strategies.

There are many things that excite me about our personal business – the strength of our brand, the expertise of our people and the breadth of our product offerings. Today, I’d like to highlight one example of how we distinguish ourselves in a highly fragmented industry. This example comes from our Wealth Advisory segment, which serves individuals and families with more than $10 million in investable assets, providing comprehensive financial solutions from a dedicated team of professionals. How did this relationship begin? With a referral by one of our long-time, satisfied clients – which is a common way that we are introduced to prospective clients. We learned that this prospective client maintained multiple relationships with a variety of banks, brokers and asset managers. They wanted to consolidate their wealth with one provider and were attracted by Northern Trust’s comprehensive solutions. At one point during the solicitation process, the individual remarked that “the culture of Northern Trust had not been diluted like so many of our competitors” – a powerful statement for the organic growth strategy of our company. Fast forward to today: We enjoy a broad investment management, banking and custody relationship encompassing assets greater than $100 million, with more to come.

To me this story is important for two reasons: first, Northern Trust is well suited to meet the complex needs of sophisticated individual investors from a product, expertise, brand and geographic perspective and second, this is not a unique opportunity. There are over 200,000 individuals and families in the United States with assets in excess of $10 million. These individuals and families hold aggregate wealth of over $4 trillion. That’s a huge market that we’re well positioned to go after, and we are out there doing so, and winning in the marketplace.

Next I’d like to turn to Corporate & Institutional Services, which serves some of the world’s most complex, sophisticated and successful institutions. Our strong competitive positioning has led to a distinctive record of global growth. Assets under custody in C&IS have grown at a compound annual growth rate of 11% over the last decade, growth that is well in excess of the performance of the S&P 500 and EAFE indices across the same time period.

Here, too, we continue to invest in the future. I’d like to talk a little bit specifically about our business serving fund managers, what we call Global Fund Services (or GFS). GFS provides fund administration and investment operations outsourcing solutions to more than 400 asset managers across the globe. In Investment Operations Outsourcing, we now have 19 clients across our three regions. Clients include Artio Global, Vontobel Asset Management, Sanders Capital, Insight Investments, and Hermes Fund Managers. This business is growing around the world, driven by the cost pressures facing money managers, and the increasing pace and complexity of change in the asset management industry. We continue to have success winning new clients in this space because of the scale our own asset management business brings and the technology investments we have made to service our clients.

I’m excited about the prospects of C&IS and their global growth strategy, and today I would like to highlight what we have been doing with great success in the Australasia region. This success story demonstrates how we win major opportunities, often against larger entrenched competitors. It showcases our global operating platform, which is a key differentiator for us, and demonstrates how we bring global products to a new geographic market.

A little background: Australia has been ranked the fourth largest funds market in the world and is expected to more than double in value by 2015. The market is characterized by large sophisticated asset managers and asset owners. In 2007, we identified this region as key to our global expansion plans. Since then, we have been systematically executing on all aspects of our strategy to grow in this region.

As a result, we have won significant mandates from large, sophisticated institutions, including the Australia Future Fund and the New Zealand Superannuation Fund – both of which awarded their business to Northern Trust before we opened our Melbourne office. How did we do that? Because of our global operating model, which is attractive to our clients for its breadth of capability and attractive to us for its scalability around the world. With these and other foundational wins, we have grown our assets under custody in Australia and New Zealand from only $2 billion at the end of 2006 to more than $100 billion at the end of last year. We continue to build on this success, and have a very healthy pipeline in the region. For example, Queensland Investment Corporation (QIC), a leading asset manager in Australia, recently announced an agreement to outsource middle office activities to Northern Trust this year. This will be a transformational event for our Global Fund Services team and is evidence of Northern Trust setting strategic priorities, executing on growth plans and delivering tangible results.

Northern Trust Global Investments is our asset management arm, serving the investment management needs of our private clients in PFS and our institutional clients in C&IS. As of March 31st, we managed $662 billion on behalf of clients. Our asset management business is well diversified – among asset classes, by client type, and across investment styles.

We’re investing for the future in asset management, too – as you can see at the bottom of the slide. A key focus for the future of NTGI is the growth of our asset management business outside the United States. NTGI has been offering asset management solutions to clients from our London office for more than 10 years and we are positioning ourselves for further growth in Europe by hiring experienced investment professionals in the region. For example, we hired a Head of Global Consulting in London, expanded our securities lending team in London, and created a managing director role in EMEA.

In our asset management business, I’d like to focus on another area we are investing in: Investment Program Solutions. Within this service, a client outsources the management of their investment program to Northern Trust. We perform the full range of program management and oversight functions – including manager selection, fund construction, performance monitoring and reporting. This integrated, consultative approach to investment program management plays to our strengths as a client-focused organization.

Today I’d like to highlight our relationship with the American Bar Association Retirement Funds, the retirement program for lawyers and law firms who are members of the ABA. ABA-RF is a significant and complex defined contribution retirement program – with 3,800 plans and over 39,000 participants. Before we became involved, ABA-RF was seeking to restructure the program, and they were looking for a partner with a higher level of fiduciary responsibility. Northern Trust was appointed trustee and investment fiduciary and collaborated with the ABA Retirement Funds to determine participants’ needs, design a program with a complete investment menu, and execute the transition of the assets to our platform. This client solution uses open architecture investment capabilities, combining our best thinking around active vs. passive and target date investment solutions with ongoing oversight of investment managers. We also serve as custodian and fund administrator.

Why is this example important? Over the next 5 years, the market for investment outsourcing is projected to grow at 11% annually in the defined benefit plan space and 22% among non-profits, foundations & endowments. This is the type of high growth secular trend in the asset management industry that Northern Trust is uniquely positioned to capitalize on going forward.

Let me now shift to a few comments on the performance of our stock. Northern Trust’s stock price increased 5.7% last year, which lagged the performance of the top 20 banks in the U.S., whose stocks were up almost 21% on average in 2010. Many of the best performing bank stocks in 2010 were experiencing a partial rebound from losses incurred in the past few years. In fact, when looked at across the longer 5-year period from 2005 through 2010, a period which includes the Great Financial Crisis, Northern Trust is the second best performing stock in the group – with a return that exceeds that of both the KBW Bank index and the S&P 500. Maybe most importantly, however, we continue to command a premium valuation to our peers, ending the year with a forward price-to-earnings ratio that exceeded the broader banking peer group by 13% and our trust bank peers by nearly 40%.

Let me wrap up with a few comments about the incredibly strong legacy of leadership we’ve been privileged to have here at Northern Trust. I want to compliment our Management Group for their leadership and unwavering support. We are fortunate to have this group of leaders, which has combined experience of 216 years with Northern Trust (average of 22 years) and 327 years in industry overall (average of 33 years). The depth of that leadership was demonstrated most recently when Sherry Barrat was named Vice Chairman, Jana Schreuder President of PFS, Joyce St. Clair President of Operations & Technology, and we welcomed Jeff Cohodes to our Management Group as Head of Corporate Risk Management. We could not hope for a more experienced, loyal and truly energetic leadership team for the company.

At this meeting, we are pleased to have Martin Slark join our Board of Directors. His extensive, and, importantly, global experience at Molex will make him a great addition to our board. The leadership of our board is impressive and I want to thank each of them for their contributions.

I’d also like to offer a special thanks to Bill Smithburg. Bill has concluded three decades of distinguished service as a Director of The Northern Trust Company and Northern Trust Corporation. During Bill’s 30 years as a Director, Northern Trust’s stockholders’ equity grew from $304 million to $6.6 billion, revenue increased from $223 million in 1981 to $3.7 billion last year, net income grew from $35 million in 1981 to $669 million in 2010, and our market capitalization has grown from $178 million in 1981 to over $12 billion today. We thank Bill for his leadership and his many contributions to Northern Trust’s successful growth.

Thank you again for joining us at Northern Trust’s 2011 annual meeting. As a disciplined, focused and client oriented company, Northern Trust is exceptionally well positioned to succeed in the years ahead. In the businesses that we have chosen to focus on, we have earned market leading positions. We are the largest personal trust bank in the U.S. and have been named Best Private Bank in North America two years running by the Financial Times. We are one of the largest global custodians, serving the very complex needs to sophisticated institutional clients around the world. As an asset manager, we are one of the largest in the world, with significant presence in fixed income, index and multi-manager. Strong growth in assets under management, assets under custody, and new business has come from our client focus – winning, serving and retaining an enviable client base. Our financial strength has served our clients and shareholders well across the years and particularly through the financial crisis. Fortune has, in fact, named us as one of the World’s Most Admired Companies: a testament to our more than 13,000 employees around the world who work hard every day to make sure that we live up to our core principles of service, expertise and integrity. I thank them for their work this past year. And thank you for your continued support as shareholders of our company.

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Mr. Waddell’s above remarks may be deemed to include forward-looking statements, such as statements that relate to Northern Trust’s financial goals, capital adequacy, dividend policy, expansion and business development plans, risk management policies, anticipated expense levels and projected profit improvements, business prospects and positioning with respect to market, demographic and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, anticipated tax benefits and expense, and the effects of any extraordinary events and various other matters (including developments with respect to litigation, other contingent liabilities and obligations, and regulation involving Northern Trust and changes in accounting policies, standards and interpretations) on Northern Trust’s business and results. Forward-looking statements are typically identified by words or phrases, such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” “plan,” “goal,” “target,” “strategy,” and similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. Northern Trust Corporation’s 2010 Financial Annual Report to Shareholders, including the section of Management’s Discussion and Analysis captioned “Factors Affecting Future Results,” and periodic reports to the Securities and Exchange Commission, including the section captioned “Risk Factors,” contain additional information about factors that could affect actual results, including: economic, market, and monetary policy risks; operational risks; investment performance, fiduciary, and asset servicing risks; credit risks; liquidity risks; holding company risks; regulation risks; litigation risks; tax and accounting risks; strategic and competitive risks; and reputation risks. Northern Trust disclaims any continuing accuracy of the information provided in Mr. Waddell’s above remarks after April 19, 2011.